                                                                                                                                                     Taubman Centers, Inc.
                                               200 East Long Lake Road
                                               Bloomfield Hills, MI 48304
                                               (248) 258-6800

CONTACT:        Barbara Baker
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS APPOINTS RONALD W. TYSOE TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Mich, December 17, 2007 - - Taubman Centers, Inc. (NYSE:TCO) today announced that Ronald W. Tysoe has joined the company’s Board of Directors.  He will serve as an independent member of the company’s board to fill the existing vacancy in the class of directors whose term will expire in 2010.  It is anticipated that Mr. Tysoe will stand for election at the 2008 annual meeting.
Mr. Tysoe will be an independent director under the New York Stock Exchange rules, bringing the number of independent directors on the board to six of nine directors.  Mr. Tysoe, who will be a member of the audit committee of the board, will also satisfy the independence standards for audit committee members as well as being a financial expert for purposes of the Sarbanes Oxley Act and the New York Stock Exchange rules.
“We are delighted that Ron Tysoe has accepted the company’s invitation to join the board,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers.  “Ron brings us a deep understanding of the retail and real estate industries along with a strong background in operations and finance.”
“With Taubman Centers’ productive assets and its development programs in the U.S. and Asia, the company has a track record of strong performance,” said Mr. Tysoe.  “I’m looking forward to working with its distinguished board to continue to deliver growth and shareholder value.”
Mr. Tysoe served as a senior advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York from October 2006 through September 2007.  Prior to that he was vice chairman, finance and real estate, of Federated Department Stores, Inc. (now Macy’s, Inc.), a position he held since April of 1990.  He served as chief financial officer of Federated from 1990 to 1997 and served on the Federated board of directors from 1988 until May of 2005.

(more)

Taubman Centers/2

Mr. Tysoe is a member of the board of directors of the E.W. Scripps Company, a media and broadcasting enterprise where he serves as chairman of the audit committee and as a member of the compensation committee. He is also a member of the board of directors of Canadian Imperial Bank of Commerce and serves on the audit committee. In addition he is a director and member of the audit committee of NRDC Acquisition Corp., a recently formed Special Purpose Acquisition Corporation (SPAC) listed on the Amex exchange.
Taubman Centers, Inc., a real estate investment trust, owns and/or manages 24 urban and suburban regional and super regional shopping centers in 11 states.  Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

#  #  #